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                                 ALLEGHENY VENTURES, INC.
                            CONSOLIDATED STATEMENT OF INCOME

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                                                           Quarter Ended      Year-to-Date Ended   Twelve Months Ended
                                                         September 30, 2000   September 30, 2000   September 30, 2000

ELECTRIC OPERATING REVENUES:
   Bulk Power Transactions, Net                                           0                    0             6,242,000
   Wholesale and Other, Excluding Affiliates                      1,623,962            9,672,427            12,434,913
   Affiliates                                                        91,831              207,420            14,875,860
Total Operating Revenues                                          1,715,793            9,879,847            33,552,773

OPERATING EXPENSES:
   Operation:
     Fuel                                                                 0                    0             4,064,610
     Purchased Power & Exchange                                           0                    0             9,124,000
     Other                                                                0                    0               903,193
   Transmission & Distribution                                        1,293                1,366              (219,777)
   Cust. Accts & Services                                            71,014              157,811             2,235,808
   Administrative & General                                       2,080,357            7,652,245            10,153,085
Total Operation & Maintenance                                     2,152,664            7,811,422            26,260,919

   Depreciation                                                     160,820              869,975             2,082,990
   Taxes other than income taxes                                     72,662              292,400             1,257,848
   Federal and state income taxes                                  (223,763)             395,156             1,184,097
              Total Operating Expenses                            2,162,383            9,368,953            30,785,854
              Operating Income                                     (446,590)             510,894             2,766,919

OTHER INCOME AND DEDUCTIONS:
   Other income (loss), net                                         934,447            1,427,813             1,466,825
             Total Other Income and Deductions                      934,447            1,427,813             1,466,825
             Income Before Interest Charges and
               Preferred Dividends                                  487,857            1,938,707             4,233,744

INTEREST CHARGES:
   Interest on other long-term obligations                                0                    0             1,205,208
   Other interest                                                         5              261,192               264,159
            Total Interest Charges
                                                                          5              261,192             1,469,367


Consolidated Net Income (Loss)                                      487,852            1,677,515             2,764,377


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